Exhibit 10.11
EXECUTION VERSION
*** indicates material that has been omitted pursuant to a Request for Confidential Treatment filed with the Securities and Exchange Commission. A complete copy of this agreement, including the redacted portions so indicated, has been filed separately with the Securities and Exchange Commission.
Feedstock Supply Agreement
(Columbus, Mississippi)
This Feedstock Supply Agreement (“Supply Agreement”), dated as of May 27, 2011 (“Supply Agreement Effective Date”) is made by and between Catchlight Energy LLC, a Delaware limited liability company (“CLE”), and KiOR Columbus, LLC, a Delaware limited liability company (“KiOR”).
     WHEREAS, KiOR has developed a proprietary technology (the “BCC Process”) for the conversion of cellulosic biomass to bio-oil.
     WHEREAS, the Parties entered into that certain Letter of Intent dated July 13, 2010 describing their intention to negotiate and enter into the following agreements related to the BCC Process, each listed as a contemplated transaction in such Letter of Intent: (a) FCU Offtake Agreement, (b) Biocrude Testing and Optimization Agreement (which has now become the Testing and Optimization Agreement) (“Testing and Optimization Agreement”), (c) Feedstock Supply Agreement, (d) Subsequent Offtake Agreement, and (e) CLE Plant Agreement. This Agreement is the Feedstock Supply Agreement referenced in the Letter of Intent. In addition, the Parties intend to negotiate and enter into a Re-Crude Testing Agreement (the “Re-Crude Testing Agreement”). This Agreement, the other agreements listed as a contemplated transaction in the Letter of Intent and the Re-Crude Testing Agreement, in each case after it is executed by the Parties, and that certain Master Confidentiality Agreement between the Parties, dated as of April 12, 2011 (“Master Confidentiality Agreement”), shall each be a “Related Agreement.”
     WHEREAS, KiOR is developing and constructing and shall own and operate a production facility, the First Commercial Unit (“FCU”) located in Columbus, MS (the “KiOR Unit”).
     WHEREAS, KiOR desires to obtain a reliable supply of biomass as Feedstock for the KiOR Unit and desires to purchase Feedstock from CLE on the terms and conditions set forth in this Supply Agreement.
     WHEREAS, CLE desires to sell Feedstock to KiOR on the terms and conditions set forth in this Supply Agreement.
     NOW, THEREFORE, in consideration of the foregoing and the mutual promises and covenants set forth below, CLE and KiOR agree as follows:
1.	Definitions.
1.1	“Affiliate” has the meaning ascribed to it in Section 20.2.
1.2	“Business Day” means a day, other than a Saturday or Sunday or holiday on which banks are authorized or required to be closed for business in the State of New York.
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1.3	“Delivered Volume” means the volume of Feedstock delivered to the Receiving Facility that meets Specifications (or volume that fails to meet Specifications, but with respect to which KiOR has waived such failure), measured in GST at the scales of the Receiving Facility.
1.4	“Delivery Plan” means a schedule for the volume and type of Feedstock to be delivered during the Supply Term as further described in Section 4.1.
1.5	“Delivery Start Date” shall mean the date on which deliveries of Feedstock under this Supply Agreement will commence, to be set upon six (6) months advance written notification by KiOR to CLE.
1.6	“FCU” has the meaning ascribed to it in the Preamble.
1.7	“Feedstock” means, for this Supply Agreement, biomass within the categories of feedstock set forth in Section 5.1.
1.8	“Feedstock Operational Differential” means an added cost to a delivered benchmark price to reflect a cost not covered in the F2M Benchmark Area Price.
1.9	“F2M” means Forest to Market, an independent company specializing in providing economic and market price information to the forestry business.
1.10	“F2M Benchmark Area Price” means the total delivered price developed by F2M for a specified feedstock for the specific area known as Market Area 4 that is normally reported by F2M.
1.11	“Force Majeure Event” means any act or event or combination of acts or events that, with respect to a Party, (a) impedes or delays such Party’s performance of its obligations in accordance with this Supply Agreement, (b) is beyond the reasonable control of such Party, (c) does not result from such Party’s fault or negligence, and (d) such Party has been unable to overcome by taking diligent actions. Subject to compliance with all of the preceding conditions, “Force Majeure Event” includes, without limitation, the following acts or events:
(a)	strikes, lockouts or other industrial disputes or disturbances that are not caused by such Party’s failure to comply with a labor contract;
(b)	acts of a public enemy or of belligerents, hostilities or other disorders, wars (declared or undeclared), blockades, thefts, insurrections, riots, civil disturbances or sabotage;
(c)	acts of nature, landslides, earthquakes, fires, tornadoes, hurricanes, storms, floods, perils of the sea, washouts, inclement weather that necessitates extraordinary measures and expense to construct facilities or maintain operations, tidal waves, and other adverse weather conditions and warnings issued by any Governmental Authority for any of the foregoing which necessitate the precautionary shut-down of pipelines, docks, loading and unloading facilities of the FCU or other related facilities or CLE, Affiliate or third party facilities handling Feedstock.
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A Party’s mere inability economically to perform its obligations hereunder does not constitute a Force Majeure Event.
1.12	“Forest Residuals” means small trees, branches, tops and otherwise un-merchantable wood remaining after the clearing, thinning or final felling of forest stands.
1.13	“Governmental Authority” means any U.S. federal, state, regional, local or municipal governmental body, agency, instrumentality, board, bureau, commission, department, authority or entity established or controlled by a government or subdivision thereof, including any legislative, administrative or judicial body.
1.14	“Green Short Tons” or “GST” of Feedstock means U.S. tons (i.e., 2,000 pounds) of Feedstock as delivered to the Receiving Facility gate.
1.15	“Harvest Year” has the meaning ascribed to it in Section 4.1.1.
1.16	“KiOR Unit” has the meaning ascribed to it in the Preamble.
1.17	“Management Fee” means the amount set forth in Section 7.4 below representing the value provided by CLE in (a) supplying 100% of the Feedstock to the FCU and (b) performing the other services required by this Supply Agreement.
1.18	“Operating Period” means the period commencing on the Delivery Start Date and ending on the last day of the Supply Term.
1.19	“Pine and Hardwood Pulpwood” or “Pulpwood” means logs or segments of logs (other than saw logs, veneer logs or similar or higher grade log products) that can be chipped, shredded, flaked, ground, or otherwise converted to make pulp, paper, or composite panel products.
1.20	“Price” has the meaning ascribed to it in Section 9.
1.21	“Quarter” means one of the periods of January-March, April-June, July-September, and October-December.
1.22	“Receiving Facility” is a receiving and shipping facility (on land) designated by KiOR at or in the immediate vicinity of the KiOR Unit.
1.23	“Shortfall” means the difference between (i) the amount of Feedstock that is ninety-five percent (95%) of the annual Delivery Plan amounts for a Harvest Year and (ii) the amount of Feedstock actually accepted by KiOR or delivered by CLE (as the case may be) for such Harvest Year.
1.24	“Specifications” means the specifications for Feedstock set forth on Exhibit A, as such may be adjusted from time to time as set forth in this Supply Agreement.
1.25	“Supply Term” has the meaning ascribed to it in Section 3.
1.26	“Variance” is the amount, expressed as a percentage or stated volume, by which the Delivered Volume during a calendar year may vary from the Delivery Plan without
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either Party being considered in breach of its obligations under this Agreement (without giving consideration to the effects of a Force Majeure Event).
1.27	“Whole Tree Chips” means stems or tops of hardwood and/or pine trees that are chipped in the woods, including limbs, branches, leaves and needles, where only “sawtimber grade” stems may be merchandized from any of the material prior to chipping.
2.	KiOR Unit. The KiOR Unit is located at 600 Industrial Park Access Road, Columbus, Mississippi 39701.
3.	Term of Supply Agreement; Supply Term. CLE shall provide one hundred percent (100%) of the requirements of Feedstock of the KiOR Unit, which the parties target to be approximately 350,000 GST annually, from the Delivery Start Date and for a period of two (2) years thereafter (the “Initial Term”) unless otherwise terminated as set forth herein. Unless CLE or KiOR notifies the other Party on or before the date that is six (6) months prior to the end of the Initial Term or the then-current Extended Term (as defined below), if any, that it desires to terminate this Supply Agreement effective at the end of the Initial Term or the then-current Extended Term, as applicable, the term of this Supply Agreement shall be automatically extended for an additional period of one (1) year (each such extension, the “Extended Term”), unless otherwise earlier terminated as set forth herein. The Initial Term together with all Extended Terms, if applicable, shall be considered the “Supply Term” of this Supply Agreement.
4.	Delivery Planning.
4.1	Delivery Plan. CLE and KiOR shall work together to develop mutually agreeable schedules for deliveries of Feedstock for each Quarter during the Supply Term (“Delivery Plans”) for the KiOR Unit. Such Delivery Plans shall reflect the mutual desire of the Parties to implement inventory strategies that minimize the probability of Feedstock stockout while managing the Parties’ respective working capital costs to reasonable levels.
4.1.1	During Operating Period. Not less than ninety (90) days prior to the Delivery Start Date and prior to October 1 of each year thereafter of the Operating Period (each such year a “Harvest Year”), the Parties shall confer and agree upon a Delivery Plan specifying the target annual delivery volume and type of Feedstock to be delivered under this Supply Agreement during each Quarter of the initial Harvest Year and each subsequent Harvest Year of the Operating Period.
4.1.2	Variances. Deliveries shall be dispatched on a relatively even flow basis within each Quarter. If KiOR accepts less than ninety-five percent (95%) of the annual Delivery Plan amounts during any Harvest Year for any reason other than (a) CLE’s failure to deliver such amounts or (ii) the occurrence of a Force Majeure Event, KiOR shall not be in default hereunder, but shall be required, if requested by CLE, to pay to CLE damages for the Shortfall in an amount equal to the Price of the Feedstock in the Shortfall, less amounts received by CLE for the sale of the Shortfall amounts to others (if any), plus CLE’s direct expenses incurred for marketing and distributing the Feedstock in the Shortfall to others. If CLE delivers less than ninety-five percent (95%) of the annual Delivery Plan amounts during any Harvest Year for any reason other than (a) KiOR’s failure to accept such delivered amounts or (b) the occurrence of a Force Majeure Event,
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CLE shall not be in default hereunder, but shall be required, if requested by KiOR, to pay to KiOR damages for the Shortfall in an amount equal to the market price paid by KiOR to procure from others the Feedstock in the Shortfall, less the Price of the Feedstock in the Shortfall, plus KiOR’s direct expenses incurred to procure the Feedstock in the Shortfall from others. The Parties shall work together to adjust delivery schedules to accommodate temporary or unforeseen hardships for either Party. Each Party shall notify the other Party of any anticipated delays as soon as such delay is anticipated. The Parties acknowledge that the liquidated damages set forth in this Section 4.1.2 are reasonable under the circumstances existing as of the effective date of this Supply Agreement and reasonably approximate the amount of damage that would be sustained by the damaged Party as a result of a Shortfall, and that it is impracticable or extremely difficult to determine the actual damages that would be sustained by the damaged Party as a result of a Shortfall.
4.2	Effect of Delivery Plan. The volumes of Feedstock to be delivered to the KiOR Unit shall be specified in the Delivery Plan for each Harvest Year. CLE agrees to sell and deliver, and KiOR agrees to purchase from CLE, for the Price, the volumes of Feedstock agreed in the Delivery Plan for such Harvest Year.
5.	Feedstock
5.1	Feedstock Type. Feedstock may include the following feedstock categories: Pine and Hardwood Pulpwood, Whole Tree Chips and Forest Residuals.
5.2	Feedstock Weighing. All Feedstock delivered under this Supply Agreement shall be weighed by KiOR, or a designated third party approved by CLE, upon delivery to the Receiving Facility for the KiOR Unit at the scales of such Receiving Facility, and all weight data shall be recorded by the weigher on weight tickets, along with such other data as either Party may reasonably request or as may be required by law. Copies thereof, and/or the information contained therein, shall be provided to CLE in such form and manner as may be reasonably requested by CLE from time to time. The weight scales used by KiOR shall be certified by a third party and/or state or local agency in accordance with applicable law and regulation, and KiOR shall promptly provide CLE with any notices or statements in deficiencies received by KiOR with respect to the scales or the weighing process. If a federal or state entity provides written notice to KiOR of a deficiency with respect to KiOR’s weighing process, KiOR shall provide CLE with written notice of such deficiency within seven (7) days of receipt of the notice from such federal or state entity.
5.3	Feedstock Unloading. KiOR agrees that the Receiving Facility for the KiOR Unit shall be constructed with adequate unloading facilities for unloading Feedstock from trucks in a manner and time period consistent with general industry practice for facilities the size of the KiOR Unit. In the event that CLE reasonably determines that the Receiving Facility at the KiOR Unit is sized in a manner inconsistent with the foregoing sentence, CLE and KiOR shall meet in good faith to resolve such matters.
5.4	Feedstock Unloading Turn Time. KiOR shall use commercially reasonable efforts to unload Feedstock from trucks within a forty-five (45) minute turn-time. Turn-time shall be measured by the total cycle time from entry to the scale ramp to the exit off the scale
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ramp via a mutually agreed upon virtual perimeter or “Geofence” created for the FCU as defined consistent with this Section 5.4 by global positioning system (“GPS”) during the delivery and unloading process.
(a)	CLE will provide KiOR a weekly report of daily turn times. If turn-time exceeds forty-five (45) minutes on an average daily basis for more than thirty (30) days during any quarter, KiOR shall pay, in addition to the price of Feedstock set forth in Section 7 below, an additional 10% surcharge to the price of Feedstock, on the volume that is delivered on days with average turn-times greater than forty-five (45) minutes on an average daily basis during the quarter.
5.5	RFS2 Compliance. All Feedstock delivered to the KiOR Unit must meet the definition of “renewable biomass” as provided in 40 CFR 80.1454 (RFS2). CLE will provide the documents associated with Feedstock purchases and transfers that identify where the Feedstocks were produced and are sufficient for KiOR to verify that the Feedstocks meet the definition of renewable biomass in RFS2. These documents include, but are not limited to, documentation of land management in accordance with a silvicultural product certification program as of December 19, 2007; maps or electronic data identifying the boundaries of the land where the Feedstock was produced; and bills of lading, product transfer documents, or other commercial documents showing the quantity of Feedstock and any transfers of custody from the location where it was produced to the KiOR Unit. Document examples are attached as Exhibit C and include Weyerhaeuser’s certification to the Sustainable Forestry Initiative (SFI®) standard, a sample setting plat showing boundaries and latitude and longitude of a harvest area, and a standard truck trip ticket.
6.	Specifications. Specifications for Feedstock to be supplied to the KiOR Unit shall be initially determined by mutual agreement of the parties by no later than July 31, 2011 and shall be attached hereto as Exhibit A. CLE agrees to deliver to KiOR Feedstock that conforms to the Specifications (unless modified pursuant to the provisions of this Section 6). After commencement of the Supply Term, on an annual basis (or more frequently if agreed by both Parties), the Parties shall discuss whether or not to adjust the Specifications, including without limitation as may be required by manufacturing or field conditions. If the Parties mutually agree to adjust the Specifications including, if necessary, any adjustment in prices, the adjustments shall be reflected in a written amendment, executed in writing by duly authorized representatives of both Parties, to this Supply Agreement.
6.1	Deliveries Not Meeting Specifications. KiOR shall have no obligation to take delivery of or purchase Feedstock that does not meet the Specifications at the time of delivery to the Receiving Facility for the KiOR Unit (a “Non-Conforming Delivery”). To the extent that any attempted delivery of Feedstock is a Non-Conforming Delivery, KiOR shall have the right, in its sole discretion, to elect to reject or not receive the Non-Conforming Delivery. If KiOR elects to receive a Non-Conforming Delivery, CLE shall have a right to inspect such Non-Conforming Delivery prior to unloading the material at the Receiving Facility (in which case the turn-time requirements of Section 5.4 shall not apply to all trucks associated with such Non-Conforming Delivery), after which the Parties shall mutually agree in writing on any necessary adjustment to the Price. In the event the Parties are unable to agree on an adjustment to the Price, then KiOR shall have no obligation to purchase such Non-Conforming Delivery and may reject it. Feedstock that is rejected shall not be counted as Delivered Volume. Feedstock that is rejected shall be disposed of or otherwise handled at CLE’s sole expense.
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7.	Price. The price of the Feedstock shall be determined based on the prices of the components listed below:
7.1	Pulpwood: Pricing for Pulpwood Feedstock delivered to KiOR shall be equal to the F2M previous calendar quarter’s F2M Benchmark Area Price of purchased Softwood and Hardwood Pulpwood reported by F2M. For Softwood it is the F2M Market Area 4 Average and for Hardwood it is the F2M Southwide Average for Hardwood.
7.2	Whole Tree Chips: Pricing for Whole Tree Chips delivered to KiOR shall be equal to the pricing for Pine Pulpwood as set forth above plus a Feedstock Operational Differential of $***/Green Short Ton to adjust for the additional cost of in-woods chipping.
7.3	Forest Residuals: Pricing for Forest Residuals shall be determined by mutual agreement of the Parties at such time as harvest of Forest Residuals becomes economically beneficial to both Parties.
7.4	Management Fee: For the service of providing 100% of the Feedstock supply for the KiOR Unit in compliance with the terms of this Supply Agreement, CLE will add a management fee of $***/GST to the price of each ton of Feedstock supplied to the FCU, which shall be in addition to any other prices described in this Section.
7.5	F2M Price Determination: Those Feedstock price calculations which are based on F2M shall be effective the first calendar day of the month immediately following the release by F2M of the previous calendar quarter’s price data. For example, the price developed from first Quarter data and which is released in April would be implemented on May 1 and become effective through July.
7.6	Severance Tax: All taxes, duties, fees, charges and surcharges of any nature (other than taxes imposed on the gross or net income of CLE), which shall become payable by reason of the weighing, purchase and sale, transportation, handling, treatment, storage, loading and unloading, export and import, and consumption of the Feedstock shall be paid by KiOR. If CLE is required to remit or collect on any of these items, it may either bill the same to KiOR separately, require KiOR to pay such amount directly to the collecting authority or add the same to the price of Feedstock.
8.	Safety Policy. The KiOR safety policy for this Supply Agreement shall be attached hereto by no later than December 31, 2011 as Exhibit B and incorporated by reference and made a part of this Supply Agreement.
9.	Terms of Sale.
9.1	Price. KiOR shall pay CLE for Feedstock delivered to the receiving facility at the price per Green Short Ton as determined pursuant to Section 7 above (the “Price”).
9.2	Invoicing and Timing. KiOR shall pay CLE weekly, no later than ten (10) days from the end of each calendar week, for all Feedstock delivered and accepted by KiOR during such calendar week. At the same time as such payments, KiOR shall also provide weight tickets, in the form acceptable to CLE, to document and support the payments from KiOR. Payment shall be in U.S. Dollars by electronic funds transfer of immediately available funds to CLE’s designated bank.
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9.3	Financial Responsibility. If at any time KiOR’s financial responsibility shall become impaired or unsatisfactory to CLE in applying its normal credit standards following KiOR’s inability to make timely undisputed payments for Feedstock, CLE may, without prejudice to its other rights, demand security, change payment terms, or require advance payment. KiOR agrees to pay CLE a late fee of 1.75% per month or the highest rate permitted by law, if lower, on all overdue balances.
9.4	Title Transfer. Title to and risk of loss for the Feedstock shall pass from CLE to KiOR upon the unloading of CLE’s trucks at the Receiving Facility of the KiOR Unit. To avoid doubt, upon and after unloading, KiOR shall bear all risk of loss to the Feedstock.
9.5	Right to Audit. Each Party shall prepare and maintain complete and accurate books, records and accounts as may be reasonably required to confirm such Party has met its obligations to provide Feedstock and to pay for Feedstock consistent with the terms of this Supply Agreement. Each Party shall have the right, at reasonable times and upon reasonable advance notice to have an independent auditor approved by the other Party (the “Auditor”), such approval not to be unreasonably withheld, examine the applicable books, records and accounts of the other Party solely to verify such obligations have been met hereunder. A Party may perform an audit only once each twelve (12) month period and each such audit shall be limited to an audit of the activities of the preceding twelve (12) months. An Auditor must enter into a confidentiality agreement with the audited Party with terms at least as protective of such Party as the terms under the Master Confidentiality Agreement and shall not share Confidential Information of the audited Party. The results of such audit shall indicate only whether, and to what extent, such audited obligations have been met and shall be the Confidential Information of both Parties. Any such audit shall be conducted during the normal business hours of the Party being audited, in such a manner as not to interfere with the normal business activities of the Party being audited, and shall be at the expense of the Party requesting the audit.
10.	Mutual Representations and Warranties. Each of KiOR and CLE hereby represents and warrants to the other of them that the representing and warranting Party is duly organized in its jurisdiction of organization; that the representing and warranting Party has the full power and authority to enter into this Supply Agreement; that this Supply Agreement is binding upon the representing and warranting Party; and that this Supply Agreement has been duly authorized by all requisite corporate or limited liability company action, as applicable, by the representing and warranting Party.
11.	Conditions Precedent.
11.1	Specifications. The Parties’ obligations, including of KiOR to take delivery of or purchase any Feedstock, hereunder shall be subject to the mutual agreement by the Parties of the required Specifications for Feedstock by no later than July 31, 2011.
11.2	CLE-Weyerhaeuser Feedstock Agreement. The Parties’ obligations hereunder, including of KiOR to take delivery of or purchase any Feedstock, shall be subject to the execution of a written agreement between CLE and Weyerhaeuser NR Company for the back-to-back purchase by CLE from Weyerhaeuser NR Company of Feedstock sold hereunder by CLE (“CLE-Weyerhaeuser Supply Agreement”) prior to forty-five (45) days after the effective date of this Agreement.
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12.	Master Confidentiality Agreement. Except to the extent expressly provided for otherwise in this Supply Agreement, the terms of the Master Confidentiality Agreement between the Parties shall apply to this Supply Agreement as if set forth fully herein.
13.	Insurance; Conflicts of Interest.
13.1	Insurance. Each party shall, throughout the term of this Supply Agreement, carry appropriate insurance with a reputable insurance carrier covering property damage, business interruptions, worker’s compensation, employer’s liability and general liability insurance (including contractual liability) to protect its own business and property interests, provided that each Party may self-insure in accordance with applicable industry standards.
13.2	Conflicts of Interest (CLE). Conflicts of interest relating to this Agreement are strictly prohibited. Except as otherwise expressly provided herein, neither CLE nor any director, employee or agent of CLE or its subcontractors or vendors shall give to or receive from any director, employee or agent of KiOR any gift, entertainment or other favor of significant value, or any commission, fee or rebate. Likewise, neither CLE nor any director, employee or agent of CLE or its subcontractors or vendors shall, without prior written notification to KiOR, enter into any business relationship with any director, employee, or agent of KiOR or any Affiliate, unless such person is acting for and on behalf of KiOR. CLE shall promptly notify KiOR of any violation of this Section 13.2 and any consideration received as a result of such violation shall be paid over or credited to KiOR. Additionally, in the event of any violation of this Section 13.2, including any violation occurring prior to the Effective Date of this Agreement, resulting directly or indirectly in KiOR’s consent to enter into this Agreement, KiOR may, at KiOR’s sole option, terminate this Agreement at any time and notwithstanding any other provision of this Agreement, pay CLE only for Feedstock delivered prior to the date of termination. Subject to all other restrictions in Section 9.5 (Right to Audit), any representatives authorized by KiOR may audit any and all records of CLE and its subcontractors and vendors for the sole purpose of determining whether there has been compliance with this Section 13.2.
13.3	Conflicts of Interest (KiOR). Conflicts of interest relating to this Agreement are strictly prohibited. Except as otherwise expressly provided herein, neither KiOR nor any director, employee or agent of KiOR or its subcontractors or vendors shall give to or receive from any director, employee or agent of CLE any gift, entertainment or other favor of significant value, or any commission, fee or rebate. Likewise, neither KiOR nor any director, employee or agent of KiOR or its subcontractors or vendors shall, without prior written notification to CLE, enter into any business relationship with any director, employee, or agent of CLE or any Affiliate, unless such person is acting for and on behalf of CLE. KiOR shall promptly notify CLE of any violation of this Section 13.3 and any consideration received as a result of such violation shall be paid over or credited to CLE. Additionally, in the event of any violation of this Section 13.3, including any violation occurring prior to the Effective Date of this Agreement, resulting directly or indirectly in CLE’s consent to enter into this Agreement, CLE may, at CLE’s sole option, terminate this Agreement at any time. Subject to all other restrictions in Section 9.5 (Right to Audit), any representatives authorized by CLE may audit any and all records of KiOR and its subcontractors and vendors for the sole purpose of determining whether there has been compliance with this Section 13.3.
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14.	Limited Warranty.
14.1	Limited Warranty. CLE represents and warrants to KiOR that: (a) Feedstock sold to KiOR pursuant to this Agreement shall, at the time of delivery at the Receiving Facility, conform to the Specifications defined in this Supply Agreement; (b) Feedstock sold to KiOR is not subject to any lien, pledge, security interest, imperfection of title, encumbrance, right of first refusal or other right, restriction or limitation with respect to the Feedstock sold to KiOR and CLE has good and valid title to all Feedstock sold to KiOR, free and clear of any and all of the foregoing; (c) Feedstock sold to KiOR is certified as “renewable” in compliance with RFS2 as required by Section 5.5; (d) the production process of the Feedstock sold to KiOR meets all best management practices of the State of Mississippi or Alabama; and (e) the forest stands from which the Feedstock sold to KiOR was sourced has been managed consistent with the principles of the Sustainable Forestry Initiative. KiOR’s sole and exclusive remedy, and CLE’s sole liability, for a breach of Section 14.1(a) or (b) shall be the remedy set forth in Section 6.1.
14.2	Disclaimer of Warranties. EXCEPT AS SET FORTH IN SECTION 14.1, KIOR ACKNOWLEDGES AND AGREES THAT THE FEEDSTOCK PROVIDED BY CLE HEREUNDER IS SUPPLIED TO KIOR “AS IS” WITH NO WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, EXCEPT AS SET FORTH IN SECTION 14.1, INCLUDING ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT, ALL OF WHICH WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED.
15.	Limitation of Liability; Indemnity.
15.1	Limitation of Liability. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, CONSEQUENTIAL, SPECIAL, EXEMPLARY OR PUNITIVE DAMAGES, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY OF ANY KIND, UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER THEORY, ARISING OUT OF OR RELATING IN ANY WAY TO THIS AGREEMENT. EACH PARTY’S AGGREGATE LIABILITY ARISING OUT OF OR RELATING IN ANY WAY TO THIS SUPPLY AGREEMENT UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER THEORY, SHALL NOT EXCEED AMOUNTS PAID BY KIOR UNDER THIS SUPPLY AGREEMENT DURING THE TWELVE (12) MONTH PERIOD PRIOR TO THE EVENT GIVING RISE TO THE LIABILITY. THE LIMITATION OF LIABILITY IN THE FOREGOING SENTENCE SHALL NOT APPLY TO, AND SHALL BE IN ADDITION TO, ANY AMOUNTS PAYABLE UNDER THIS SUPPLY AGREEMENT. NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, THE LIMITATIONS OF LIABILITY IN THIS SECTION 15.1 SHALL NOT APPLY TO ANY SUCH DAMAGES PAID OR PAYABLE BY OR ON BEHALF OF AN INDEMNIFIED PARTY TO A THIRD PARTY IN CONNECTION WITH A CLAIM FOR WHICH INDEMNIFICATION IS DUE UNDER SECTION 15.2.
15.2	Mutual Indemnification. Each Party shall indemnify, defend, and hold the other Party harmless from claims, demands, expenses (including penalties, interest and reasonable attorneys’ fees), and causes of action asserted against the other Party by any other person
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(including without limitation employees of either Party or any Federal, state or local governmental authority) for personal injury or death, or the loss of or damage to property, resulting from the willful or negligent acts or omissions of the indemnifying Party or from the indemnifying Party’s failure to comply with Federal, state or local laws or regulations relevant and applicable to the Feedstock sold to KiOR under this Agreement, including their delivery and receipt. Where the personal injury, death or loss of or damage to property is the result of the joint negligence or misconduct of the Parties hereto, the Parties expressly agree to indemnify each other in proportion to their share of such joint negligence or misconduct as determined either by agreement of the Parties or by final judgment of a court of competent jurisdiction.
16.	Force Majeure.
16.1	Force Majeure in General. The obligations of the Party subject to a Force Majeure Event (“Affected Party”) pursuant to the Agreement (other than any obligation to pay money) may be suspended by such Affected Party without liability hereunder during the continuance of such Force Majeure Event as set forth in this Section 16, provided that the suspension shall be of no greater scope and of no longer duration than is reasonably attributable to the Force Majeure Event.
16.2	Force Majeure Notification. If the Affected Party wishes to invoke the provisions of Section 16 hereof, then the Affected Party shall give notice to the other Party of such Force Majeure Event as soon as reasonably practicable after becoming aware of such Force Majeure Event. Each such notice shall specify and describe the particulars of the Force Majeure Event and the steps taken to mitigate and overcome the effects of such Force Majeure Event.
16.3	Force Majeure Process. The Affected Party shall, by reason of any Force Majeure Event in respect of which it has claimed relief:
(a)	Use commercially reasonable efforts to mitigate the effects of such Force Majeure Event and to remedy any inability to perform its obligations hereunder due to such Force Majeure Event as promptly as reasonably practicable; provided that it shall: (i) not be obliged to take any steps that would not be in accordance with applicable laws or that would be beyond its control and (ii) not be required to settle any strikes or other labor disputes.
(b)	Provide reports to the other Party, as reasonably requested by the other Party, regarding the progress in overcoming the resulting delay in its performance due to the Force Majeure Event and setting forth its best, good faith estimate concerning when it shall be able to resume the performance of its obligations under this Agreement.
16.4	Reduction of Amounts. Any amounts of Feedstock KiOR is obligated to purchase or CLE is obligated to sell under this Agreement shall be reduced during the period of suspension of performance by the Affected Party due to the Force Majeure Event by the amount of Feedstock that is unable to be delivered, received, produced or processed as a result of such suspension.
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16.5	Resumption of Performance. When the Affected Party is able to resume performing the obligations under this Agreement that were suspended as a result of the Force Majeure Event, then the Affected Party shall promptly give the other Party written notice to that effect and the period of suspension of performance relating to such Force Majeure Event shall be deemed to have ended.
16.6	Volume Reduction. If the suspension of performance due to a Force Majeure Event lasts for more than six (6) months and reduces the total volume of Feedstock sold by CLE to KiOR to fifty percent (50%) or less of the Parties’ total volumetric obligations under this Supply Agreement for such period, then, upon thirty (30) days prior written notice to the Affected Party, the other Party may terminate this Agreement.
17.	Termination.
17.1	By Mutual Agreement. At any time, the Parties may terminate this Supply Agreement upon mutual written agreement.
17.2	Termination Due to Breach of Material Obligation. This Supply Agreement may be terminated upon the giving of written notice thereof to the other Party in the event of any breach of any material obligation of the other Party hereunder (including any nonpayment of an amount due), which breach is not cured within ninety (90) days following the giving of written notice thereof to the breaching Party by the non-breaching Party.
17.3	Termination Prior to Start of Operating Period. This Supply Agreement may be terminated by either Party, at its option, effective upon the giving of written notice thereof to the other Party in the event of the failure to achieve any of the conditions precedent described in Section 11. In addition, CLE, in its sole discretion, may terminate this Agreement if it has not received KiOR’s written notice of the Delivery Start Date by December 31, 2012.
17.4	Effect of Termination. Upon termination or expiration of this Supply Agreement, all rights and obligations under this Supply Agreement shall terminate except for those of Sections 9 (with respect to amounts owed as of the effective date of expiration or termination), 9.5, 12, 14.2, 15 and 20 of this Agreement.
18.	Publicity. Neither Party shall use the name, trade name or trademark of the other Party without the express prior written consent of such other Party except as required under any applicable law. Any publication, news release or other public announcement by either Party relating to this Supply Agreement or to the performance hereunder, shall first be reviewed and approved by the non-announcing Party. Without CLE’s prior written consent, KiOR shall not (and shall not authorize any third party to) use the name of CLE or its Affiliates to endorse or promote KiOR’s products, or make any representation or imply, to any third party, that CLE or its Affiliates make any endorsement or approval of KiOR or KiOR’s products. Upon execution of this Agreement KiOR may issue a press release announcing this Agreement subject to the consent of CLE as required in this Section 18.
19.	Subsequent Agreements. After execution of this Agreement both Parties will attempt in good faith to negotiate an agreement for the supply of feedstocks, including clean chips, during the commissioning period of the FCU (i.e. prior to the Delivery Start Date). In addition, both KiOR and CLE recognize that further opportunities may exist beyond the scope of this Agreement with
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regard to the supply of Feedstock to subsequent KiOR units. In the event that such opportunities materialize the Parties shall collaborate in an effort to identify potential locations and, where appropriate, negotiate and execute site-specific supply agreements using this Agreement as a starting point.
20.	Miscellaneous.
20.1	Entire Agreement; No Amendment. This Agreement (together with any Site-Specific Supply Agreements), the other Related Agreements, if and when executed by the Parties and the letter between the Parties dated as of April 12, 2011, constitute the entire agreement between the Parties concerning the subject matter hereof and supersede all prior or contemporaneous representations, negotiations, conditions, communications and agreements, whether oral or written, between the Parties relating to the subject matter hereof. No amendment, cancellation, modification, or waiver of any provision of this Agreement shall be effective unless in writing and signed by duly authorized signatories of both Parties.
20.2	Assignment. This Supply Agreement and the rights and obligations hereunder may not be assigned by either Party, in whole or part, whether voluntarily, by operation of law, change of control or otherwise, without the prior written consent of the other Party, which consent shall be in the sole discretion of such other Party, except that with respect to an assignment to an Affiliate of a Party, the consent of the other Party shall not be unreasonably withheld. Notwithstanding the foregoing, an assignment by CLE to any of its Affiliates set forth in Annex 1 of this Supply Agreement shall be deemed reasonable and accordingly KiOR’s prior written consent shall not be required for an assignment by CLE to any of the entities set forth in Annex 1. In addition, CLE may assign this Supply Agreement without KiOR’s prior written consent to any person(s) or entity(ies) that acquire all or a substantial portion of the timberlands owned by CLE’s Affiliate from whom CLE sources a substantial portion of the Feedstock for this Supply Agreement. Any purported assignment or delegation in violation of the foregoing shall be null, void and of no force or effect. Subject to the foregoing, this Supply Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. For purposes of this Supply Agreement, “Affiliate” shall mean, with respect to a Party, any entity that controls, is controlled by, or is under common control with such Party. An entity shall be regarded as being in control of another entity if it owns, directly or indirectly, fifty percent (50%) or more of the equity share capital or voting interest of the other entity.
20.3	Notices. Any notice, request or other communication hereunder shall be in writing and shall be deemed given or submitted when so delivered in person, by overnight courier (with receipt confirmed), by facsimile transmission (with receipt confirmed by telephone or by automatic transmission report), or, if delivered by mail, upon receipt, to the addresses and facsimile numbers set forth below or to such other persons and/or addresses and facsimile numbers as may be specified in subsequent notices.
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(a)	If to CLE:
Catchlight Energy LLC
Attention: Maro Imirzian, Vice President, Finance
PO Box 9777
WTC 1B42
Federal Way, WA 98063-9777
Tel: (253) 924-2737
With a copy (which shall not constitute notice) to:
Morrison and Foerster LLP
Attention: Tessa Schwartz, Esq.
425 Market Street
San Francisco, CA 94105
Tel: (415) 268-7000
(b)	If to KiOR:
KiOR Columbus, LLC
Attention: Mike McCollum
13001 Bay Park Road
Pasadena, TX 77507
Tel: (281) 694-8753
Fax: (281) 694-8799
With a copy (which shall not constitute notice) to:
KiOR, Inc.
Attention: Christopher A. Artzer, Vice President and General Counsel
13001 Bay Park Road
Pasadena, TX 77507
Tel: (281) 694-8703
20.4	Choice of Law. This Supply Agreement shall be governed by and construed in accordance with the laws of the State of New York, USA, without reference to its conflicts of laws provisions. Any controversy, claim, or dispute, arising out of or in connection with the Agreement shall be commenced in the Southern District of New York or in New York County, and each Party irrevocably submits to the exclusive jurisdiction and venue of such court. THE PARTIES HEREBY EXPRESSLY WAIVE THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING BROUGHT BY OR AGAINST EITHER OF THEM RELATING TO THIS SUPPLY AGREEMENT.

20.5	Relationship of the Parties. The Parties acknowledge that each is acting as an independent contractor with respect to the other and nothing contained in this Supply Agreement is intended, or is to be construed, to constitute the Parties as partners, joint venturers, or agents of the other, and neither Party shall have any authority of any kind to bind the other Party in any respect whatsoever.
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20.6	Performance. In connection with CLE’s performance of its obligations and exercise of its rights hereunder, CLE may have such obligations performed and such rights exercised on its behalf by its Affiliates and its and their respective contractors and consultants.

20.7	Severability. In the event that any of the provisions of this Supply Agreement shall be held by a court or other tribunal of competent jurisdiction to be invalid or unenforceable, the remaining portions hereof shall remain in full force and effect in accordance with their terms and such provision shall be enforced to the maximum extent possible so as to effect the intent of the Parties and shall be reformed to the extent necessary to make such provision valid and enforceable in accordance with its terms.

20.8	No Waiver. The waiver by either Party of a default under any provision of this Supply Agreement shall not be construed as a waiver of any subsequent default under the same or any other provision, nor shall any delay or omission on the part of either Party to exercise or avail itself of any right or remedy that it has or may have hereunder operate as a waiver of any right or remedy.

20.9	Headings. The section or paragraph headings or titles herein are for convenience of reference only and shall not be deemed a part of this Supply Agreement.

20.10	Counterparts. This document may be executed in two or more counterparts (including via facsimile), each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
[Signature page follows]
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IN WITNESS WHEREOF, the Parties have executed this Supply Agreement to be effective as of the Supply Agreement Effective Date.

Catchlight Energy LLC			KiOR Columbus, LLC

By:	/s/ Michael H. Burnside		By:	/s/ Fred Cannon
	Name:	Michael H. Burnside		Name:	Fred Cannon
	Title:	President and CEO		Title:	President and CEO
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Exhibit A
Feedstock Specifications
(Attach specifications by July 31, 2011)
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Exhibit B
Safety Policy for Columbus, MS Site
(Attach policy by December 31, 2011)
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Exhibit C
Examples of RFS2 Documentation
Harvest Area Map
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Weyerhaeuser’s SFI Certification
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Annex I
CLE Affiliates
Chevron Products Company (a Chevron U.S.A. Inc. division)
Chevron Global Downstream LLC
Chevron Business Development Inc.
Chevron Technology Ventures (a Chevron U.S.A. Inc. division)
CTTV Investments LLC
Chevron Technology Ventures LLC
Chevron Standard Limited
Chevron Corporation
Chevron U.S.A. Inc.
Chevron Capital U.S.A. Holdings, Inc.
Chevron Energy Technology Company (a Chevron U.S.A. Inc. division)
Weyerhaeuser Company
Weyerhaeuser NR Company
Weyerhaeuser Solutions Inc.
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